Exhibit 23.2

VANTAGE POINT ADVISORS, INC.
Take aim

12636 High Bluff Drive, Suite 120

San Diego, CA 92130

T 858.509.7545

F 858.876.3088

www.vpadvisors.com

SAN DIEGO
ORANGE COUNTY
LOS ANGELES

 CONSENT OF INDEPENDENT VALUATION EXPERT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 (File No. 333-197109), as amended, of Relmada Therapeutics, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and related prospectus of information contained in our reports dated May 20, 2014 and June 10, 2014 relating to the fair value of Relmada Therapeutics, Inc.’s warrants.

We further consent to the reference to this firm under the heading "EXPERTS" in the Registration Statement and related prospectus.

Vantage Point Advisors, Inc.

San Diego, California September 15, 2014